Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8, No. 333-239683) pertaining to IAC/InterActiveCorp’s 2013 and 2018 Stock and Annual Incentive Plans; and
2.Registration Statement (Form S-8, No. 333-236420-01) pertaining to IAC/InterActiveCorp’s 2005, 2008 and 2013 Stock and Annual Incentive Plans; IAC/InterActiveCorp’s 2000, 2007 and 2011 Deferred Compensation Plans for Non-Employee Directors and IAC/InterActiveCorp’s Retirement Savings Plans;

of our report dated March 20, 2020 (except for Notes 1, 2, 5, 10 and 17 as to which the date is October 5, 2020), with respect to the combined financial statements of IAC Holdings, Inc., as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, New York
October 5, 2020